THE MED-DESIGN
                                  CORPORATION
                               2810 Bunsen Avenue
                           Ventura, California 93003



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         -----------------------------


To the Stockholders:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Med-Design Corporation (the "Company") will be held at The Union League, Broad and Sansom Streets, Philadelphia, Pennsylvania, on Friday, July 30, 1999, at 1:00 p.m. local time, for the following purposes:

     1. To elect eight directors of the Company to serve for the following year, or until their successors have been elected and qualified.

     2. To act upon a proposal to increase the shares in the Stock Option Plan by 500,000 shares.

     3. To act upon a proposal to issue warrants to certain officers and directors of the Company for compensation and services rendered.

     4. To act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999.

     5. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

       A proxy, if properly executed and received in time for the voting, will be voted in the manner directed therein. If no direction is made, such proxy will be voted FOR all proposals therein. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

       The Board of Directors has fixed June 1, 1999, as the record date for determining stockholders entitled to notice of the Annual Meeting and to vote at such adjournments thereof. Only stockholders of record as of the close of business on June 1, 1999, are entitled to notice of, and to vote at, such meeting or any adjournments thereof.

       You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and each such proxy must be completed and returned if you wish to vote all your shares eligible to be voted at the Annual Meeting.

                                           By Order of the Board of Directors



                                           Joseph N. Bongiovanni, III, Secretary

Dated: June 7, 1999

       PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                 THE MED-DESIGN
                                   CORPORATION

                               2810 Bunsen Avenue
                           Ventura, California 93003


                             ----------------------

                                PROXY STATEMENT

                             ----------------------

                                    GENERAL

The enclosed proxy is solicited pursuant to this Proxy Statement to be mailed on or about June 7, 1999 by the Board of Directors of The Med-Design Corporation, a Delaware corporation [for use at the Annual Meeting of Stockholders (the "Annual Meeting")] to be held at the time and place shown in the attached Notice of Annual Meeting of Stockholders and at any adjournment or adjournments thereof. The Company's telephone number is (805) 339-0375.

                    INFORMATION CONCERNING VOTING AND PROXIES

Proxies

       Shares represented by proxies, if properly signed, dated and received in time for the voting, will be voted at the Annual Meeting as specified, or, if not otherwise specified, FOR the election as directors of the nominees named herein and FOR each other proposal described in the attached Notice of Annual Meeting of Stockholders. Such proxies are revocable at anytime before they are exercised by written notice to the Secretary of the Company. Attendance at the Annual Meeting will not, without delivery of the written notice described in the immediately preceding sentence, constitute revocation of a proxy. Management is not aware at the date hereof of any matter to be presented at the Annual Meeting other than the election of directors and the other proposals described in the attached Notice of Annual Meeting of Stockholders. If any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgement.

       The expense of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement, will be paid by the Company. The solicitation will be made by directors, officers and regular employees of the Company without additional compensation. In addition, banks, brokers, and other nominees will be reimbursed for their customary expenses incurred in connection with the forwarding of such materials. The Company may employ an outside firm to assist in the solicitation of proxies and the cost, if any, for such services will be paid by the Company. Proxies may be solicited by personal interview, mail, telephone or facsimile transmission.

Record Date

       The record date for determining the holders of the common stock, $.01 par value per share, of the Company ("Common Stock"), the only voting class of capital stock of the Company that is issued and outstanding, who are entitled to notice of, and to vote at, the Annual Meeting is June 1, 1999.

Voting Securities

       As of the close of business on April 29, 1999, there were 7,951,570 shares of Common Stock outstanding, each of which will entitle its holder to one vote at the Annual Meeting. There is no cumulative voting.

                         ITEM 1 - ELECTION OF DIRECTORS

       At December 31, 1998, the Board of Directors consisted of eight persons, James M. Donegan, John A. Botich, Joseph N. Bongiovanni, III, Gilbert M. White, John F. Kelley, William A. Jolly, Pasquale L. Vallone and Vincent J. Papa. The nominating committee, which has the task of nominating members for the Board, has nominated Messrs. Donegan, Botich, Bongiovanni, White, Kelley, Jolly, Vallone and Papa. The Stockholders are being asked to elect eight directors, who will comprise the Board of Directors of the Company, to serve for the ensuing year and until their successors are duly elected and qualified. All of the nominees are currently directors of the Company. If elected, each nominee will serve until the next annual meeting of stockholders of the Company or until his successor is elected and qualified.

       The persons named in the proxy intend to vote, unless otherwise instructed, FOR the election as director of each nominee. Each nominee has expressed his willingness to serve as a director if elected and the Company knows of no reason why any nominee would be unable to serve. If any nominee is not available for election at the time of the Annual Meeting, however, the proxy holders may vote for any other person in their discretion or may refrain from electing or voting to elect anyone to fill the position. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth as of April 10, 1999, certain information with respect to the beneficial ownership of Common Stock by each person known to the Company to own beneficially five percent or more of the outstanding Common Stock (the only voting class outstanding), by each director, and by all officers and directors as a group.

                                                  Number of Shares                 Percent of Class
Name and Address (1)                            Beneficially Owned (2)           Beneficially Owned
--------------------                            ----------------------           ------------------
James M. Donegan.................................  1,394,865(3)                    17.27%

Thor R. Halseth..................................    426,546(4)                     5.36%

Michael J. Botich................................    361,822(4)                     4.54%

John A. Botich...................................    266,134(5)                     3.34%

Joseph N. Bongiovanni, III.......................    122,000(6)                     1.51%

Gilbert M. White.................................    178,250(7)                     2.22%

                                       2

John F. Kelley...................................    703,750(8)                     8.16%

William A. Jolly.................................     24,000(9)                       *

Pasquale L. Vallone..............................     91,026

Vincent J. Papa..................................          0

Hathaway & Associates, Ltd.......................     477,000(10)                    6.00%
                                                                                       *

All Directors and Officers as a Group (13 persons)  3,603,193(11)                   39.95%

----------
*Less than one percent (1%)

(1) Unless otherwise indicated, the address of each named holder is c/o The Med-Design Corporation, 2810 Bunsen Avenue, Ventura, California 93003.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting on investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within sixty (60) days of April 10, 1999, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the person named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3) Includes 1,600 shares of Common Stock held by Mr. Donegan as custodian for Derek Donegan, his son, under Pennsylvania Uniform Gifts to Minor Act and warrants to purchase 125,000 shares of Common Stock. The warrants are included in Item 4 to be approved by shareholder vote.

(4) Includes options to purchase 10,800 shares of Common Stock granted pursuant to the Compan's Option Plan.

(5) Includes 5,446 shares of Common Stock owned by Mr. Botich's spouse, Nina Dominguez and Jacqueline Treguboff as joint tenants and options to purchase 15,600 shares of Common Stock granted pursuant to the Option Plan.

(6) Includes Options to purchase 12,000 shares of Common Stock granted pursuant to the Companys Option Plan and warrants granted to purchase 100,000 shares of Common Stock. The warrants are included in Item 4 to be approved by shareholder vote.

(7) Includes 1,400 shares of Common Stock held by Mr. Whites spouse, options to purchase 13,600 shares of Common Stock granted pursuant to the Option Plan and warrants to purchase 50,000 shares of Common Stock. The warrants are included in Item 4 to be approved by shareholder vote.

(8) Includes options to purchase 48,000 shares of Common Stock pursuant to the Companys Option Plan, warrants to purchase 550,000 shares of the Companys Common Stock granted by the Company and $100,000 in convertible debenture bonds with the rights to convert to 80,000 shares of common stock. The warrants are included in Item 4 to be approved by shareholder vote.

(9) Includes options to purchase 20,000 shares of Common Stock pursuant to the Companys Option Plan.

(10) Based on a Schedule 13G filed with the Securities and Exchange Commission on January 31, 1997 by Hathaway & Associates, Ltd., whose address is 119 Rowayton Avenue, Rowayton, CT 06853.

(11) Includes options, warrants and convertible notes to purchase 1,068,600 shares of Common Stock granted to directors and officers of the Company.

                        DIRECTORS AND EXECUTIVE OFFICERS

Identification and Business Experience

       The following table sets forth the names and certain information about each of the nominees for election as a director of the Company and the executive officers of the Company.

                                                                                                       Director/
Name                                          Age      Position(s)                                     Officer Since
----                                          ---      -----------                                     -------------
James M. Donegan (3)                        48        Chairman of the Board, Chief Executive           1994
                                                      Officer and President

John A. Botich                              75        Director                                         1994

Lawrence D. Ellis                           48        Vice President, Chief Financial Officer          1996

Joseph N. Bongiovanni, III (3)              55        Vice President, Secretary and Director           1994

Gilbert M. White (2)                        63        Director                                         1994

Michael J. Botich                           51        Senior Vice President, Research and              1994
                                                      Development

Thor R. Halseth                             46        Senior Vice President, Design                    1994

Donald M. Shea                              63        Vice President, Manufacturing and                1994
                                                      Automation Engineering

John F. Kelley (3)                          55        Director                                         1995

William A. Jolly                            45        Director                                         1997

Pasquale L. Vallone (1)(2)(3)               71        Director                                         1998

Vincent J. Papa (1)(2)(3)                   49        Director                                         1998


(1)  Member of the Audit Committee of the Board of Directors
(2)  Member of the Compensation Committee of the Board of Directors
(3)  Member of the Nominating Committee of the Board of Directors

       There are no family relationships among any of the Directors, executive officers and significant employees of the Company, other than John A. Botich and Michael J. Botich, who are father and son.

       Mr. Donegan is the Chairman of the Board of Directors of the Company and is the Chief Executive Officer and President of the Company. From 1991 to 1995, Mr. Donegan served as the marketing executive for the Structured Investment Division of Chase Manhattan Bank and most recently as the Managing Director of Chase Futures Management, Inc.

       Mr. Botich is a director of the Company. From 1995 to 1997, Mr. Botich served as Executive Vice President and Chief Operating Officer of the Company. From 1990 to 1995, Mr. Botich served as the Chief Executive Officer of Med-Design, Inc., the predecessor of the Company.

       Mr. Ellis is the Company's Vice President, and Chief Financial Officer. From 1991 to 1995 Mr. Ellis served as Controller for Phonotics, Inc., a company engaged in the research and development and manufacturing of fiber optic test equipment. In addition to Controller and Treasurer experience, Mr. Ellis has six years of public accounting experience with Ernst & Young, LLP.

       Mr. Bongiovanni is a director and is a Vice President and the Secretary of the Company. Since 1978, Mr. Bongiovanni has been the senior partner of the law firm Bongiovanni & Berger.

       Mr. White is a director and was an Executive Vice President of the Company. Prior to joining the Company in 1995, Mr. White had been a Senior Vice President of Rollins Hudig Hall, a large international insurance firm, where he designed, marketed and serviced complex insurance programs for large national and international clients since 1984.

       Mr. Botich is the Senior Vice President, Research and Development of the Company, from 1990 to 1995, Mr. Botich was the Senior Vice President of MDI, where he assisted in developing, engineering and designing the Company's safety needle technology.

       Mr. Halseth is the Company's Senior Vice President, Design. From 1990 to 1995, Mr. Halseth served as President and Director of Design for MDI, where he assisted in developing, engineering and designing the Company's safety needle technology. In addition, Mr. Halseth was a Senior Product Designer for Designworks U.S.A. from 1984 to 1995, where he directed and implemented the design of new and innovative products from the concept phase through models, prototypes and final product configuration. In addition, he was the principal designer of various products for the automotive, electronics, computer, recreational and consumer products industries.

       Mr. Shea is the Vice President, Manufacturing and Automation Engineering of the Company. From October, 1992, to 1995, Mr. Shea was the owner of Cimarron Automation Services, a manufacturing consulting firm, where he provided consulting services to MDI and other companies for the planning of manufacturing processes and automated assembly systems.

       Mr. Kelley is a director of the Company. Since January, 1996, Mr. Kelley has been engaged in consulting services as an independent contractor. From 1988 to January, 1996, Mr. Kelley was employed by Chase Manhattan Bank where he served as the President and a director of Chase Manhattan Futures Corporation, the President of Chase Futures Management Inc., and the President of Chase Futures Advisors Inc.

       Mr. Jolly is a Director of the Company. Since 1996, Mr. Jolly has served as a partner of Fine Equities, Inc., a New York Investment Bank. From 1994 to 1996, he served as Vice President Worldwide Consumer Products, Asia-Pacific Region, for Scott Worldwide, Inc., where he was responsible for consumer products operation in 16 countries with 2,000 employees. The Company has previously retained Fine Equities, Inc. for investment banking services and may do so in the future.

       Mr. Vallone is a Director of the Company. Mr. Vallone is a consultant for U.S. Aviation Underwriters, Inc. Mr. Vallone served in the underwriting and technical areas at U.S. Aviation Underwriters for 50 years, until his retirement in June, 1997.

       Mr. Papa is a Director of the Company. Mr. Papa is the Managing Director and General Counsel for P.M.G. Capital Corp., a wholly owned affiliate of the Pennsylvania Merchant Group, where he has been since 1995. Prior to joining P.M.G., Mr. Papa was counsel for the Metallgesellschaft Group. The Company has previously retained P.M.G. for investment banking services and may do so in the future.


       The Board of Directors, William A. Jolly dissenting except for himself, recommends that stockholders vote FOR the election of Messrs. Donegan, Botich, Bongiovanni, White, Kelley, Jolly, Vallone and Papa.

Board Committees and Meetings

       The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee has the authority and duty to recommend to the Board the auditors to be engaged as the Company's independent public accountants and to review the scope and results of the audit and other services provided by the Company's independent accountants and to take such other action as it deems appropriate to insure the appropriate safeguarding of the Company's assets and appropriate accounting of its assets and liabilities. The Compensation Committee has all powers of and the authority to exercise all duties of the Board in matters relating to executive compensation and administration of all stock option and other employee benefit plans of the Company, subject to the terms of such plans. The Nominating Committee has the authority and duty to nominate directors of the Company to fill vacancies and to nominate directors of the Company's various subsidiaries, with such nomination to be approved by the Board in each case.

       During the fiscal year ended December 31,1998, twelve meetings of the Board of Directors were held, at which all directors were present. The Audit Committee and the Compensation Committee each held one meeting during the fiscal year ended December 31,1998. The Nominating Committee did not meet during the fiscal year ended December 31, 1998. Its functions, however, were performed by the Board as a whole. No Director who was a Director or member of a committee during 1998 attended fewer than 75% of the Board meetings or committee meetings held during fiscal year 1998.

ITEM 2 - INCREASE SHARES IN THE STOCK OPTION PLAN

       The Company issued options to each of its outside Directors to purchase 16,000 shares of stock pursuant to the terms of the Company's Employee Stock Option Plan as compensation for their services as directors for the year 1999. Options with respect to the purchase of 16,000 shares were given on June 3, 1998 to each of William Jolly, Vincent Papa, Pasquale Vallone, Gilbert White, John Botich and John Kelley at an exercise price of $0.81per share, the market price on the date of issue. The options are valid for five years from the date of issuance. Issuance of these options exceeded the shares present in the pool previously approved by the shareholders.

       While the issuance of said options is a valid corporate action, the Company is now informed that options granted to Officers and Directors must either be part of the authorization under a shareholder approved plan, as requested herein, or otherwise be approved as separate grants apart from the plan in order to comply with NASDAQ listing requirement.

       The Company now seeks approval to increase the options authorized under the Plan by an additional 500,000 shares to a total of 1,000,000 shares, to provide sufficient authorized option shares to cover the grant of the above options, to enable future grants to outside directors, to provide a continuing pool for incentives for Officers and employees.

       The Board of Directors recommends that stockholders vote FOR the increase shares in the Stock Option Plan.

ITEM 3 - ISSUE WARRANTS TO CERTAIN OFFICERS AND DIRECTORS

       In addition to the option grants proposed to be included in an increased pool under the Company's Plan proposed above, the Company, through its Compensation Committee comprised of outside disinterested Directors, and/or the majority of the Board with any Director receiving a warrant not voting previously issued Warrants, as described below, to Officers and Directors for services performed which were deemed by said Committee to be fair and reasonable compensation for said services. Pursuant to the advise of the Company's current advisors, the issuance of said Warrants, though valid and enforceable corporate action of the Company, require shareholder approval pursuant to pertinent listing requirements of NASDAQ. Absent shareholder approval, in order to maintain its listing, the Company will be required to cancel said Warrants and negotiate a cash equivalent settlement with the Warrant holders. Such actions are not deemed fiscally prudent by management. Therefore, management seeks explicit shareholder approval of the Warrants described below, the grant of which had been disclosed on a timely basis in the Company's reports filed with the Securities and Exchange Commission.

       John F. Kelley was issued a Warrant to purchase 100,000 shares at an exercise price of $7.50 on March 19, 1997 when the closing price was $8.50 as sole compensation for consulting services for the year 1996. This Warrant was repriced pursuant to action by the Board of Directors on January 14, 1998 to $2.88.

       John F. Kelley was issued a Warrant to purchase 100,000 shares at an exercise price of $5.44 on October 10, 1997 as sole compensation for consulting services for the year 1997. This Warrant was repriced pursuant to action by the Board of Directors on January 14, 1998 to $2.88.

       John F. Kelley was issued a Warrant for 100,000 shares on 1/14/98 at the exercise price of $2.88 per share for consulting services for the year 1998.

       John F. Kelley was issued a Warrant for 200,000 shares on 9/9/98 at the exercise price of $1.25 per share for negotiating the Becton Dickinson Agreement.

       John F. Kelley was issued a Warrant for 50,000 shares on 1/21/99 at the exercise price of $3.25 per share for consulting services for the year 1999.

       Gilbert M. White was issued a Warrant for 50,000 shares on 1/14/98 at the exercise price of $2.88 per share as an exit package upon his retirement as Officer and relinquishment of his employment contract upon the Company's consolidation to California.

       James M. Donegan was granted a Warrant for 25,000 shares on 2/14/97 at the exercise price of $3.25 per share as part of his 1996 compensation package.

     James M. Donegan was granted a Warrant for 100,000 shares on 3/5/99 at the exercise price of $3.94 per share as part of his 1999 compensation package.

       The law firm Bongiovanni & Berger received a Warrant for 100,000 shares on 3/5/99 at the exercise price of $3.94 per share as compensation for professional services, use of its offices and secretarial staff, storage and maintenance of corporate files and records, use of conference room and its services as the Company's registered Philadelphia office.

       The Board of Directors, William A. Jolly dissenting, recommends that stockholders vote FOR the issuance of Warrants to certain Officers and Directors.

ITEM 4 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

       The Board of Directors has selected, subject to the stockholders' approval, PricewaterhouseCoopers LLP, as independent accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1999. PricewaterhouseCoopers LLP, was the Company's independent accountants for the fiscal year ended December 31, 1998. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to answer appropriate questions with respect to that firm's examination of the Company's financial statements and records for the fiscal year ended December 31, 1998.

Vote Required for Approval of Independent Accountant

       Under Delaware law, the affirmative vote of a majority of the votes cast by the holders of the Company's shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants. Under Delaware law abstentions are counted in determining the number of votes cast and, thus, will have the effect of a vote against the proposal. Under Delaware law, a broker non-vote will not be counted in determining the number of votes cast and, thus, will have no effect on the outcome of the vote.

       The Board of Directors recommends that stockholders vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants.

                             EXECUTIVE COMPENSATION

Compensation Table

       The following table set forth information on the annual compensation of the Chief Executive Officer whose salary exceeded $100,000 for the fiscal year ended December 31, 1998 for service rendered in all capacities during the fiscal year ended December 31, 1998.

Summary Compensation Table

                                                                              Annual Compensation
Name and Principal Position                                                     Year    Salary
---------------------------                                                     ----    ------
James M.  Donegan                                                               1998    185,000
Chairman of the Board, Chief Executive Officer and President . . . . .          1997    182,692

Compensation of Directors

       The Independent Directors receive $500 per meeting attended and annually receive options to purchase 16,000 shares of Common Stock pursuant to the Plan as compensation for services on the Board of Directors and any committees thereof. No other directors receive cash or other compensation for services on the Board of Directors or any committee thereof. All directors are entitled to reimbursement for reasonable expenses incurred in the performance of their duties as Board members.

Employment Agreements

       On April 5, 1995, the Company entered into an employment agreement with James M. Donegan, as Chief Executive Officer and President, for an initial term of five years. The agreement provided for a base compensation of $160,000 for the first year and bonuses and additional compensation as may be determined by the Board of Directors in its sole discretion. The Board of Directors may also in its sole discretion increase such base compensation, bonuses and additional compensation in each subsequent year. The agreement may be terminated for cause and contains a non-competition provision extending for three years after termination of employment. For the fiscal year ending December 31, 1998, Mr. Donegan's base compensation was increased to $185,000, and was increased to $225,000 in 1999.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities ("ten-percent holders") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and ten-percent holders are required by regulation to furnish the Company with copies of all Section 16(a) forms that they file.

       Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors, and ten- percent holders were satisfied, except: Mr. Donegan filed a report with regard to a transaction after the due date. Mr. Michael Botich filed a report with regard to a transaction after the due date. Mr. Halseth filed a report with regard to a transaction after the due date

                     CERTAIN TRANSACTIONS WITH MANAGEMENT,
                          BOARD MEMBERS AND PROMOTERS

       James M. Donegan, Chairman of the Board, Chief Executive Officer, pursuant to action by the Board of Directors, was granted a warrant to purchase 100,000 shares of the Company's common stock at $3.94 on March 5, 1999 as compensation. The warrant is included in Item 4 to be approved by shareholder vote.

       Joseph N. Bongiovanni, III, the senior partner of the law firm Bongiovanni & Berger, is a director, Vice President and Secretary of the company. During the fiscal year ended December 31, 1998, Bongiovanni & Berger received $81,737 for legal services billed to the Company in 1998.

       On March 5, 1999, pursuant to action by the Board of Directors, the law firm Bongiovanni & Berger was granted a warrant to purchase 100,000 shares of the Company's common stock at $3.94. The warrant is included in Item 4 to be approved by shareholder vote.

       John F. Kelley, a director of the Company, performed consulting services to the Company during 1998 by evaluating and negotiating strategic alliances on behalf of the Company as well as provided substantial ongoing administrative support functions, for which the Company issued to Mr. Kelley warrants on March 19, 1997 to purchase 100,000 shares of Common Stock at an exercise price of $7.50. On March 19, 1997, the closing price of the Common Stock was $8.50. In addition, the Company issued to Mr. Kelley warrants to purchase 100,000 shares of the Company's common stock on each of October 10, 1997 and January 14, 1998. The exercise prices of these warrants was $5.44 and $2.88, respectively, per share. On October 10, 1997 the exercise price of the stock option issued to Mr. Kelley on June 3, 1996, was reset, pursuant to the action of the Board of Directors, to $4.50 per share. Further, on January 14, 1998, the exercise price of the warrants issued to Mr. Kelley on March 19, 1997 and October 10, 1997 were reset, pursuant to the action of the Board of Directors, to $2.88 per share. The warrants are included in Item 4 to be approved by shareholder vote.

       On August 25, 1998, pursuant to action by the Board of Directors, Mr. Kelley was appointed Chief Negotiator for the Company and on September 9, 1998 entered into an agreement in which the Company granted a warrant for 200,000 shares of common stock at $1.25 conditional upon the signing of an agreement with a potential strategic partner. The warrant is included in Item 4 to be approved by shareholder vote. This condition was met and the warrant became effective.

     In June 1998, Mr. Kelley participated in the private placement of $1,550,000 of the Company's convertible debentures. Mr. Kelley purchased $100,000 of convertible debentures which bear an interest rate of 4% and are convertible into the Companys common stock at a price of $1.25.

       On January 21, 1999, pursuant to action by the Board of Directors, the Company approved a consulting agreement with Mr. Kelley. Under the consulting agreement Mr. Kelley is paid $220,000, $100,000 in signing bonus and $10,000 per month, and a warrant to purchase 50,000 shares of the Companys common stock at $3.25. The warrant is included in Item 4 to be approved by shareholder vote. Suitable terms for the consulting agreement have not yet been agreed to by the parties.

       William A. Jolly, a director of the Company, is a partner of Fine Equities, Inc. ("Fine"). Fine was engaged by the Company to serve as the placement agent for a private placement of $5,000,000 of the Company's Common Stock (which was consummated on January 23, 1997), for which it received fees and a reimbursement of expenses approximating $345,000, together with warrants ("Warrants") to purchase 100,000 shares of Common Stock at an exercise price of $5.50 per share. Fine assigned Warrants to Mr. Jolly to purchase 5,000 shares of Common Stock.

       Gilbert M. White, a director of the Company, resigned as an officer of the Company on January 30, 1998. In connection with Mr. White's resignation, on January 14, 1998, the Company granted to Mr. White warrants to purchase 50,000 shares of the Company's stock at an exercise price of $2.88 per share as well as executed a consulting agreement with Mr. White whereby Mr. White shall provide insurance-related consulting services to the Company for a one year period at an hourly rate of $125.00 and a maximum payment to Mr. White of $65,000. The warrant is included in Item 4 to be approved by shareholder vote. The consulting contract was not renewed in 1999.

       John A. Botich, a director of the Company, resigned as an officer of the Company on July 31, 1997. In connection with Mr. Botich's retirement, the Company executed a consulting agreement with him for a six month period, whereby Mr. Botich would advise the Company on operational issues. In consideration for these services, Mr. Botich has been paid $50,000. The consulting agreement has continued to be renewed with compensation increased to $65,000 at January 31, 1999.

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

       Pasquale L. Vallone, a director of the Company, entered into an agreement to lend the Company $250,000 on May 29, 1998. The loan is unsecured for a period of 1 year with interest at prime rate. The loan is callable upon change of control of the Company, the signing of any significant licensing or joint venture agreement or any refinancing of the Company in excess of $500,000. As a further condition of the loan, the Company also agreed to issue 33,000 shares of common stock which is earned ratably over the period of 1 year that the full amount of the loan remains outstanding.

       Vincent J. Papa, a director of the Company, is the Managing Director and General Counsel for P.M.G. Capital Corp., a wholly owned affiliate of the Pennsylvania Merchant Group. Pennsylvania Merchant Group was engaged by the Company to serve as placement agent of $1,550,000 of the Companys convertible debentures (which was consummated on June 29th and July 22nd of 1998), for which it received fees and a reimbursement of expense approximating $76,000.

                             STOCKHOLDER PROPOSALS

       Any stockholder proposal to be presented at the Annual Meeting of the Stockholders to be held in 2000 must be received by the Company on or before December 31, 1999 in order to be included in the Proxy Statement relating to the meeting. If a stockholder does not seek to have a proposal included in the Proxy Statement, but nevertheless wishes to present a proper proposal at the Annual Meeting of the Stockholders, and the proposal is received by the Company on or before March 15, 2000, the Company will provide information in the Proxy Statement relating to that meeting as to the nature of the proposal and how persons named in the proxy solicited by the Board of Directors intend to exercise their discretion to vote on the matter.


                                         By Order of the Board of Directors



Dated: June 7, 1999                      Joseph N.  Bongiovanni, III
                                         Secretary



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